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                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except earnings per share)

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
                                                       October 3,    September 27,  September 28,
                                                          1999           1998           1997
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
CALCULATION OF NET EARNINGS
PER COMMON SHARE - BASIC

Net earnings                                            $101,693       $ 68,372       $ 55,211
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Weighted average common shares
   and common stock units outstanding                    181,842        176,110        159,289
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Net earnings per common share - basic                   $   0.56       $   0.39       $   0.35
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CALCULATION OF NET EARNINGS PER COMMON AND COMMON
EQUIVALENT SHARE - DILUTED: (1)

Net earnings calculation:

  Net earnings                                          $101,693       $ 68,372       $ 55,211
  Add after-tax interest
    expense on debentures                                     --            348          4,300
Add after-tax amortization of issuance
    costs related to the debentures                           --             30            354
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Adjusted net earnings                                   $101,693       $ 68,750       $ 59,865
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Weighted average shares outstanding calculation:

  Weighted average common shares and common
    stock units outstanding                              181,842        176,110        159,289
  Dilutive effect of outstanding common
    stock options                                          6,689          6,257          6,833
  Assuming conversion of convertible
    subordinated debentures                                   --          1,404         14,195
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Weighted average common and common
   equivalent shares outstanding                         188,531        183,771        180,317
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Net earnings per common and common
  equivalent share - diluted                            $   0.54       $   0.37       $   0.33
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(1)     Diluted earnings per share assumes conversion of the Company's formerly outstanding convertible subordinated debentures using the "if converted" method when such securities were dilutive, with income adjusted for the after-tax interest expense and amortization applicable to these debentures.